PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Six Months Ended		For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,		June 30,		June 30,
PRODUCTS	2007	2006	2007	2006	2007	2006	2007	2006
COMMERCIAL LINES	$123,238	$84,374	$238,706	$195,172	$86,002	$65,497	$159,145	$128,173
SPECIALTY LINES	24,024	21,376	54,800	48,195	19,638	17,702	35,496	32,156
PERSONAL LINES	1,327	3,005	5,588	9,053	2,930	4,732	6,131	9,923

TOTAL	$148,589	$108,755	$299,094	$252,420	$108,570	$87,931	$200,772	$170,252

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0	0	0	0	0	0	(31,804)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$148,589	$108,755	$299,094	$252,420	$108,570	$87,931	$200,772	$138,448

Net Loss & Lae Reserves @ June 30, 2007		$1,193,751

Taxable Equivalent Yield @ June 30, 2007		5.5%

Portfolio Duration @ June 30, 2007		4.7 yrs

Book Value Per Common Share @ June 30, 2007		$18.53

Shares Repurchased During the Three Months Ended June 30, 2007		0

(1)	During February 2006, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2006 with respect to the 2004 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million for the six months ended June 30, 2006.